Exhibit 99.1

AMENDMENT NO. 1 TO AGREEMENT

Amendment No. 1 (the “Amendment”), dated as of May 12, 2017, to that certain Agreement, dated July 22, 2016 (including the exhibits thereto, the “Agreement”), by and among Arthur D. Lipson, Robert Ferguson, Western Investment LLC, Western Investment Hedged Partners L.P., Western Investment Total Return Partners L.P., Benchmark Plus Institutional Partners L.L.C. and Benchmark Plus Management, L.L.C., and all of their respective directors, officers and Affiliates (as defined herein) (collectively, “Western”) and Advent Claymore Convertible Securities and Income Fund (“AVK”), Advent Claymore Convertible Securities and Income Fund II (“AGC”) and Advent/Claymore Enhanced Growth & Income Fund (“LCM”, and together with AVK and AGC, each a “Trust,” and together the “Trusts”) (the Trusts, together with Western, the “Parties” and individually a “Party”).

The Parties hereby agree to amend the Agreement as follows:

1.       Paragraph 1.1(a) of the Agreement shall be deleted in its entirety.

2.       Paragraph 1.1(b) of the Agreement shall be deleted in its entirety and replaced with the following:

“LCM shall commence, as soon as commercially practicable but no later than June 16, 2017, a tender offer to enable it to purchase 32.5% of its outstanding common shares (the “Maximum Amount”) or such lesser number of common shares that are properly tendered and not withdrawn (the “Tender Offer”). The Tender Offer shall include the following terms: (i) shareholders shall have the opportunity to tender some or all of their common shares at a price equal to 98% of LCM’s net asset value per share (“NAV”) as determined as of the close of the regular trading session of the New York Stock Exchange (the “NYSE”) on the next day the NAV is calculated after the expiration date of the Tender Offer or, if the Tender Offer is extended, on the next day the NAV is calculated after the day to which the Tender Offer is extended, (ii) LCM shall purchase common shares tendered and not withdrawn on a prorated basis up to the Maximum Amount if greater than the Maximum Amount of common shares are properly tendered and not properly withdrawn, and (iii) the consideration to be paid by LCM for common shares under the Tender Offer shall consist solely of cash.”

3.       Paragraph 1.6 of the Agreement shall be deleted in its entirety and replaced with the following:

“The Trusts agree that the 2017 annual meeting of shareholders of each Trust shall be held no earlier than October 23, 2017, and the deadlines for Western to submit nominations for trustees and proposals (other than a proposal submitted pursuant to Rule 14a-8) with respect to the 2017 annual meetings of the shareholders of any Trust, shall be the later of (a) the deadlines set forth in the bylaws of each respective Trust or (b) 10 business days following the Deadline Date.”

4.       Paragraph 5.1 of the Agreement shall be deleted in its entirety and replaced with the following:

“In the event that any of the Trusts breach any material provision of this Agreement (including, without limitation, Sections 1.1(b) and 2) or in the event that LCM fails to complete the Tender Offer on or before August 15, 2017 (the “Deadline Date”), this Agreement shall immediately terminate and be of no further force or effect except for Sections 1.1(f), 1.5, 1.6, this Section 5 and Section 8, which shall survive.”

5.       For the avoidance of doubt, the Parties agree that, subject to LCM completing the Tender Offer on such terms as described in this Amendment, in no event shall the failure by LCM to complete a tender offer on such terms as were originally specified in the Agreement, prior to giving effect to this Amendment, constitute a breach of the Agreement.

6.       Western and the Trusts agree that, no later than one (1) business day following the execution of this Amendment, LCM will issue a press release announcing the entrance into and terms of this Amendment and the determination of the LCM Board to commence the Tender Offer, subject to the other conditions set forth herein, in substantially the form attached as Exhibit A hereto. The Parties acknowledge and agree that this Amendment and such press release will be filed as an exhibit to an amendment to Western’s Schedule 13D.

7.       Capitalized terms used herein but not defined herein shall have the respective meanings given to such terms in the Agreement.

8.       Except as expressly modified herein, the Agreement shall remain in full force and effect as originally executed.

[Signatures appear on next page]

IN WITNESS WHEREOF, the Parties hereto have executed this Amendment as of the date first above written.

ADVENT CLAYMORE CONVERTIBLE SECURITIES AND INCOME FUND

By:	/s/ Edward C. Delk
	Name:	Edward C. Delk
	Title:	Secretary

ADVENT CLAYMORE CONVERTIBLE SECURITIES AND INCOME FUND II

By:	/s/ Edward C. Delk
	Name:	Edward C. Delk
	Title:	Secretary

ADVENT/CLAYMORE ENHANCED GROWTH AND INCOME FUND

By:	/s/ Edward C. Delk
	Name:	Edward C. Delk
	Title:	Secretary

WESTERN INVESTMENT LLC

By:	/s/ Arthur D. Lipson
	Name:	Arthur D. Lipson
	Title:	Managing Member

WESTERN INVESTMENT HEDGED PARTNERS L.P.

By:	Western Investment LLC General Partner

By:	/s/ Arthur D. Lipson
	Name:	Arthur D. Lipson
	Title:	Managing Member

WESTERN INVESTMENT TOTAL RETURN PARTNERS L.P.

By:	Western Investment LLC General Partner

By:	/s/ Arthur D. Lipson
	Name:	Arthur D. Lipson
	Title:	Managing Member

/s/ Arthur D. Lipson
ARTHUR D. LIPSON

BENCHMARK PLUS INSTITUTIONAL PARTNERS, L.L.C.

By:	Benchmark Plus Management, L.L.C. Managing Member

By:	/s/ Robert Ferguson
	Name:	Robert Ferguson
	Title:	Manager

BENCHMARK PLUS MANAGEMENT, L.L.C.

By:	/s/ Robert Ferguson
	Name:	Robert Ferguson
	Title:	Manager

/s/ Robert Ferguson
ROBERT FERGUSON

Exhibit A

Advent/Claymore Enhanced Growth & Income Fund Announces Update to Potential Tender Offer

New York, NY - May 12, 2017 - Advent/Claymore Enhanced Growth & Income Fund (NYSE: LCM) (the “Fund”) announced today that the Fund’s Board of Trustees has approved a modification to the Fund’s previously announced potential tender offer (the “Tender Offer”) for up to 32.5% of the Fund’s outstanding common shares of beneficial interest (the “Shares”) at a price per Share equal to 98% of the Fund’s net asset value (“NAV”) as of the business day immediately following the expiration of the Tender Offer.

Under the modified terms, the Fund will repurchase Shares tendered and accepted in the Tender Offer in exchange for cash, instead of in exchange for a pro rata portion of the Fund’s portfolio securities. It is anticipated that the Tender Offer will commence as soon as commercially practicable, but no later than June 16, 2017. The Board of Trustees of the Fund believes the Tender Offer could benefit participating shareholders by providing liquidity at a price per Share that is higher than the then current market price of the Shares. The Board of Trustees believes the Tender Offer could also benefit the Fund and its long-term shareholders because the Tender Offer would be conducted at a price per Share that would be accretive to NAV.

The commencement of the potential Tender Offer is pursuant to standstill agreements with certain holders of Shares, which agreements have been amended to reflect the modified terms described herein.

***

The above statements are not intended to constitute an offer to participate in any tender offer. Information about the tender offer, including its commencement, will be announced via future press releases. Shareholders will be notified in accordance with the requirements of the Securities Exchange Act of 1934, as amended, and the Investment Company Act of 1940, as amended, either by publication or mailing or both. A tender offer will be made only by an Offer to Purchase, a related Letter of Transmittal and other documents, to be filed with the SEC. Shareholders of the Fund should read the Offer to Purchase and tender offer statement and related exhibits when those documents are filed and become available, as they will contain important information about the tender offer. These and other filed documents will be available to investors for free both at the website of the SEC and from the Fund.

Additional Information

About Advent Capital Management

Advent Capital Management, LLC (“Advent”) is a registered investment advisor dedicated to providing its clients with superior investment performance. Advent invests primarily in convertible, high yield and equity securities offered through long only, hedge-fund and NYSE- listed closed-end fund products. Advent’s investment team consists of seasoned professionals performing bottom-up fundamental research. Since inception in 1995, Advent has grown into a $9 billion diversified investment management firm (as of March 31, 2017) with the ability to capture opportunities globally. Advent’s growing client base includes some of the world’s largest public and corporate pension plans, foundations, endowments, insurance companies and high net worth individuals. Advent is not affiliated with Guggenheim.

About Guggenheim Investments

Guggenheim Investments is the global asset management and investment advisory division of Guggenheim Partners, LLC (“Guggenheim”), with $217 billion* in total assets across fixed income, equity, and alternative strategies. We focus on the return and risk needs of insurance companies, corporate and public pension funds, sovereign wealth funds, endowments and foundations, consultants, wealth managers, and high-net-worth investors. Our 275+ investment professionals perform rigorous research to understand market trends and identify undervalued opportunities in areas that are often complex and underfollowed. This approach to investment management has enabled us to deliver innovative strategies providing diversification opportunities and attractive long-term results.

*Guggenheim Investments total asset figure is as of March 31, 2017. The assets include leverage of $11.7bn for assets under management and $0.4bn for assets for which we provide administrative services. Guggenheim Investments represents the following affiliated investment management businesses of Guggenheim Partners, LLC: Guggenheim Partners Investment Management, LLC, Security Investors, LLC, Guggenheim Funds Investment Advisors, LLC (Investment Advisor for AGC, LCM), Guggenheim Funds Distributors, LLC (Servicing Agent for AVK), Guggenheim Real Estate, LLC, GS GAMMA Advisors, LLC, Guggenheim Partners Europe Limited, and Guggenheim Partners India Management.

This information does not represent an offer to sell securities of the Fund and it is not soliciting an offer to buy securities of the Fund. There can be no assurance that the Fund will achieve its investment objective. The net asset value of the Fund will fluctuate with the value of the underlying securities. It is important to note that closed-end funds trade on their market value, not net asset value, and closed-end funds often trade at a discount to their net asset value. Past performance is not indicative of future performance. An investment in the Fund is subject to certain risks and other considerations. Such risks and considerations may include, but are not limited to: Investment and Market Risk; Convertible Securities Risk; Structured and Synthetic Convertible Securities Risk; Lower Grade Securities Risk; Equity Securities Risk; Preferred Securities Risk; Derivatives Risk; Interest Rate Risk; Leverage Risk; Anti-Takeover Provisions; Foreign Securities Risk; Foreign Currency Risk; Market Disruption Risk; Risk Associated with the Fund’s Covered Call Option Writing Strategy; Senior and Second Lien Secured Loan Risk and Illiquidity Risk. See www.guggenheiminvestments.com/lcm for a detailed discussion of fund-specific risks.

Investors should consider the investment objectives and policies, risk considerations, charges and expenses of any investment before they invest. For this and more information visit www.guggenheiminvestments.com or contact a securities representative or Guggenheim Funds Distributors, LLC 227 West Monroe Street, Chicago, IL 60606, 800345-7999.

Analyst Inquiries

William T. Korver
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NOT FDIC-INSURED | NOT BANK-GUARANTEED | MAY LOSE VALUE
Member FINRA/SIPC (05/17)